Exhibit 99.1
Inverness Medical Innovations Commences Cash Tender Offer And Consent
Solicitation For 8.75% Senior Subordinated Notes
WALTHAM, Mass., May 29, 2007 — Inverness Medical Innovations, Inc. (Amex: IMA) a leading manufacturer and marketer of rapid diagnostic products for the consumer and professional markets, announced today it has commenced an offer to purchase all of the outstanding $150,000,000 in aggregate principal amount of its 8.75% Senior Subordinated Notes due 2012 (the “Notes”). The tender offer and the related consent solicitation are being made upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation dated May 29, 2007. The tender offer is scheduled to expire at 12:00 midnight, New York City time, on June 25, 2007, unless extended or earlier terminated.
The total consideration to be paid in cash for each $1,000 principal amount of validly tendered Notes, subject to the terms and conditions of the tender offer and consent solicitation, will be based on a fixed spread of 50 basis points over the 3.00% U.S. Treasury Note due February 15, 2008. The total consideration will be calculated as of 2:00 p.m., New York City time, on June 11, 2007, unless extended, and will be announced by the company by 9:00 a.m., New York City time, on the next business day. This total consideration includes a $20.00 consent payment for holders who tender their Notes and deliver their related consents on or prior to 5:00 p.m., New York City time, on June 11, 2007 (unless extended or earlier terminated).
In conjunction with the offer to purchase, Inverness is soliciting consents to eliminate substantially all of the restrictive covenants contained in the indenture governing the Notes, as well as modify or eliminate certain other provisions. Adoption of the proposed amendments requires the consent of holders of at least a majority of the aggregate principal amount the Notes. Holders must validly tender their Notes and deliver their consents on or prior to 5:00 p.m., New York City time, on June 11, 2007 (unless extended or earlier terminated) in order to receive the consent payment. Holders tendering Notes after such date will not be eligible to receive the consent payment.
The tender offer and consent solicitation are being undertaken in order to facilitate Inverness’s acquisition of Biosite Incorporated and related transactions. The tender offer is conditioned upon, among other things, the company receiving the requisite consents from holders of the Notes, new financing in an amount of at least $1.3 billion and Inverness’s purchase of shares of common stock of Biosite Incorporated pursuant to the tender offer for such shares made on or about the date hereof.
Inverness has retained UBS Investment Bank to act as Dealer Manager in connection with the tender offer. Questions about the tender offer may be directed to the Liability Management Group of UBS Investment Bank at (888) 722-9555 x4210 (toll free), or to The Altman Group, Inc., the Information Agent for the tender offer and consent solicitation, at (800) 398-2142 (toll free).
A more comprehensive description of the tender offer and consent solicitation can be found in the Offer to Purchase and Consent Solicitation and the related Letter of Transmittal and Consent dated May 29, 2007. Copies of these documents and other related documents can be obtained from the Information Agent.
This press release is neither an offer to purchase nor a solicitation of an offer to sell securities and no recommendation is made as to whether or not holders of the Notes should tender their securities pursuant to tender offer. The tender offer is made only by the Offer to Purchase and Consent Solicitation dated May 29, 2007.
Inverness Medical Innovations is a leading developer of advanced diagnostic devices and is presently exploring new opportunities for its proprietary electrochemical and other technologies in a variety of professional diagnostic and consumer-oriented applications including immuno-diagnostics with a focus on women’s health, cardiology and infectious disease. The Company’s new product development efforts, as well as its position as a leading supplier of consumer pregnancy and fertility/ovulation tests and rapid point-of-care diagnostics, are supported by the strength of its intellectual property portfolio. Inverness is headquartered in Waltham, Massachusetts.
For additional information on Inverness Medical Inc., please visit our website at www.invernessmedical.com.